Exhibit 99.1

For Release at 7:00 AM Eastern on Thursday, October 15, 2009

DSW RAISES EARNINGS GUIDANCE FOR FISCAL 2009

COLUMBUS, Ohio, October 15, 2009/PRNewswire/ — DSW Inc. (NYSE: DSW), a leading branded footwear specialty retailer, said the Company estimates comparable store sales of approximately positive 6% to 8% for the third quarter ending October 31, 2009. The Company experienced increased traffic and conversion since the end of the second quarter, resulting in positive comparable store sales.

As a result of better-than-expected sales performance, margin improvement and operational expense leverage for the ten week period ended October 10, 2009, the Company now estimates flat annual comparable store sales and annual diluted earnings per share of $0.70 to $0.80 for fiscal 2009. This is updated from the Company’s previous estimate of annual comparable store sales in the negative mid-single digits and annual diluted earnings per share of $0.37 to $0.45 for fiscal 2009.

Although its outlook for the third quarter has improved, the Company remains cautious in its expectations for the fourth quarter as it expects the economic environment to remain challenging.

About DSW Inc.
DSW Inc. is a leading branded footwear specialty retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear for women and men. As of October 15, 2009, DSW operated 306 stores in 39 states and operated an e-commerce site, www.dsw.com. DSW also supplied footwear to 357 leased locations in the United States. For store locations and additional information about DSW, visit www.dswinc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our “Outlook,” are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; continuation of supply agreements and the financial condition of our leased business partners; maintaining good relationships with our vendors; our ability to anticipate and respond to fashion trends; fluctuation of our comparable store sales and quarterly financial performance; disruption of our distribution operations; the realization of our bankruptcy claims related to liquidating Filene’s Basement and Value City Department Stores; impact of the disposition of Filene’s Basement by Retail Ventures on the allocation of expenses pursuant to the shared services agreement with RVI; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; declining general economic conditions; risks inherent to international trade with countries that are major manufacturers of footwear; the success of dsw.com; liquidity and investment risks related to our investments; RVI’s lease of an office facility; our ability to secure additional credit upon the termination of our existing credit facility; and liquidity risks at Retail Ventures and their impact on DSW. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company’s latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

Source: DSW Inc.
CONTACT: Investor Relations for DSW Inc., 1-614-872-1474